UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2017 (March 6, 2017)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 210-2786

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2017, Tribune Media Company (the “Company”) entered into a letter agreement with Peter M. Kern relating to his services as the Company’s Interim Chief Executive Officer. As previously announced, Mr. Kern began serving in this capacity effective upon Peter Liguori’s resignation. Mr. Kern is continuing as a member of the Company’s board of directors (the “Board”). The letter agreement provides for him to serve in this role until a permanent Chief Executive Officer starts working or a date otherwise decided by the Board on 30 days’ notice.

Pursuant to the letter agreement, Mr. Kern will be paid a monthly amount of $200,000 in cash for his services as Interim Chief Executive Officer. Also, he will be eligible for a discretionary bonus. While serving as Interim Chief Executive Officer, Mr. Kern will not be paid any other cash compensation for serving as a director on the Board, but he will be eligible for the equity-based compensation generally available to the Company’s non-employee directors.

The description of this letter agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2017	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary